Exhibit 3.1
ARTICLES OF INCORPORATION
OF
ENERGY, INC.
     Executed by the undersigned person for the purpose of forming a Montana corporation (35-1-216, MCA).
     FIRST: The name of the corporation is Energy, Inc.
     SECOND: The duration of the corporation is to be perpetual.
     THIRD: The purposes for which the corporation was and is organized are as follows:
     (a) To acquire by purchase that certain gas franchise known as “Ordinance No. 310”, passed by the city council of the City of Great Falls, Montana, on the 20th day of January, 1908, and approved by the Mayor of said city on the 21st day of January, 1908, being a grant to Charles U. Gordon, his associates, successors and assigns, of the right to construct, maintain and operate a plant for the manufacture, sale and distribution of illuminating and fuel gas and their by-products, and to use the streets, alleys and public places of said City therefor, and thereafter to own, said gas franchise and to use and enjoy the same according to the nature thereof.
     (b) To acquire, own and hold lands, buildings, tanks, machinery, pipes and pipe lines, and any and all suitable appliances for manufacturing, producing, and distributing illuminating and fuel gas, and by-products, and any and all other illuminate products for lighting, heating, and any and all other beneficial uses and purposes to which they may be applied.
     (c) To acquire, hold and operate machinery and other property for the purpose of generating and transmitting electricity, electric energy and electric light, heat and power; and to supply such gas and illuminate products, heat and light to the said City of Great Falls, and to the inhabitants thereof, or to any other useful purpose.
     (d) To acquire and hold mineral lands and rights to prospect for, bore, sink wells, produce, pipe and transport natural gas, oil and petroleum; and to refine, store and deal in petroleum and other oils and their products and by-products; to operate and maintain oil and natural gas wells, with suitable tanks and pipe lines for the same; and to acquire, own, dispose of, develop and operate mines of coal and coal lands.
     (e) To incur indebtedness in such amount as may be deemed necessary or proper; to evidence such indebtedness by the bonds or other written obligations of this corporation; and to secure the payment of such indebtedness by mortgage, deed of trust, or other form of incumbrance of and upon all or any part of the property, rights, privileges and franchises of this corporation, whether acquired at the time of making such incumbrance or thereafter to be acquired.
     (f) To carry on any other business, or to do any other thing in connection with the objects and purposes above mentioned that may be necessary or proper to successfully accomplish or promote said subjects and purposes. And to do any and all other acts and things, and to exercise any and all other powers, which a copartnership or natural person could do and exercise, and which now or hereafter may be authorized by law.
     (g) To engage in any lawful act or activity for which corporations may be organized under the Montana Business Corporation Act.
     (h) To do each and every thing necessary, proper or convenient for the accomplishment of any such purposes.
     FOURTH: The total authorized number of shares of this corporation is 16,500,000, of which 15,000,000 shall be shares of Common Stock of the par value of $0.15 each and of which 1,500,000 shall be shares of preferred stock of the par value of $0.15 each. The shares of Preferred Stock may be issued from time to time by the Board of Directors in one or more series with such designations, relative rights, preferences, limitations, dividend rates, redemption process, liquidation prices, conversion rights, sinking or purchase fund rights, and other provisions as the Board of Directors may establish, fix and determine. The holders of shares of Common Stock shall have one vote for each share of Common Stock held on each matter submitted to the holders of shares of Common Stock.
     FIFTH: The Bylaws of this corporation may be altered, amended, or additional provisions adopted by a majority vote of all of the capital stock represented in any regular or special meeting of the stockholders, or by a majority of the directors in any regular or special meeting of the Board of Directors.
     SIXTH: The current address of the initial registered office of the corporation is 1 First Avenue South, P.O. Box 2229, Great Falls, Montana 59403 and the name of its current registered agent at such address is Kevin Degenstein.
     SEVENTH: The number of directors which shall constitute the whole Board shall be determined by resolution of the Board of Directors except that the number of directors shall not be less than five or more than nine. Each director shall own at least ten shares of capital stock of the Corporation. The term of office shall be one year unless the Board of Directors by resolution implement staggered terms consistent with the requirements of prevailing law. The terms of directors, if staggered, shall be two years.
     EIGHTH. A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions that constitute willful misconduct, recklessness, or a knowing violation of law, (iii) under Section 409 of the Montana Business Corporation Act, or (iv) for a transaction from which the director derives an improper personal benefit. If the Montana Business Corporation Act is hereafter amended to authorize further elimination or limitation of the liability of a director then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Montana Business Corporation Act, as so amended. Any repeal or modification of the foregoing provisions of this Article Eight shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
     NINTH. The name of the incorporator is Brand G. Boyar of Browning, Kaleezye, Berry & Hoven, P.C and its address is 825 Great Northern Blvd., Suite 105, Helena, Montana 59601.
/s/ Brand G. Boyar
By: Brand G. Boyar
Its: Incorporator
Date: 7/06/2009